Exhibit 10.1

Cash Compensation of Outside Directors

Cash Compensation of Non-Employee Directors is as follows:

Annual Retainer: $60,000

Additional Annual Retainer for Lead Independent Director of the Board (if an independent member of the Board): $30,000

Additional Annual Retainer for Cybersecurity members:

Chairman:	$7,500
Other members:	$3,000

Additional Annual Retainer for Audit Committee members:

Chairman:	$25,000
Other members:	$10,000

Additional Annual Retainer for Talent and Compensation Committee members:

Chairman:	$20,000
Other members:	$9,000

Additional Annual Retainer for Nominating and Governance Committee members:

Chairman:	$10,000
Other members:	$5,000

Fees are paid quarterly in arrears. There are no per meeting fees.